Exhibit 10.1

Special Retention Bonus Program Overview

Bonus Pool: Aggregate bonus pool equal to $91.112M

Eligibility: Executive Leadership Team, Vice-Presidents, and Executive Directors

Performance Metrics: Operating free cash flow (OFCF) tied to the FY14 Incentive Bonus Plan (IBP)

Payout: Ranges from 0 to 100% of base salary based on OFCF performance and payable on the same the date as the FY14 IBP payout

Termination without Cause: Employees will forfeit right to retention bonus if the employee is not employed on the bonus payout date unless employee is terminated by Dell without cause which results in a payout equal to 75% of maximum payout amount.

Bonus Opportunity: Executive Leadership Team equal to 100% of base salary and all other executives based on increments of 25%, 50%, 75% or 100% of base salary

Change in Control: Retention bonus will be payable regardless of whether a change in control takes place or Dell remain a publicly traded company.